Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2019

MELVILLE, N.Y., August 8, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and six-month periods ended June 30, 2019. The Company is reporting net revenue of $14,798,000 and $29,120,000 for the three and six-month periods ended June 30, 2019, compared to $16,188,000 and $31,930,000, for the same periods in the prior year. Additionally, for the three-month period ended June 30, 2019, the Company is reporting income before taxes of $7,804,000, compared to $433,000, for the same period in 2018. Included in the current year’s income before income taxes is a $7,817,000 gain on sale of the Jupiter, Florida facility of the Company’s Florida Pneumatic subsidiary. For the six months ended June 30, 2019, the Company is reporting income before taxes of $7,753,000, compared to $521,000 for the six-month period ended June 30, 2018. After giving effect to income tax expenses, the Company is reporting net income for the three and six-month periods ended June 30, 2019 of $5,688,000 and $5,662,000, compared to $305,000 and $370,000 for the same three and six-month periods in 2018.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “As was previously disclosed in June of this year, we consummated a sale-leaseback of Florida Pneumatic’s facility, located in Jupiter, Florida. This transaction, after fees and expenses, provided us with nearly $8,750,000 in cash, and generated a pre-tax gain of more than $7,800,000. Additionally, Florida Pneumatic will remain at that location, leasing approximately 58% of the building from the purchaser. After certain renovations to the office area and warehouse, the leased premises will be more appropriately configured for Florida Pneumatic’s needs, currently, and for the foreseeable future. Lastly, at the closing, we used approximately $7,800,000 of the funds to pay off all bank debt at that time.”

Mr. Horowitz continued, “Our aerospace business has suffered primarily due to a major aerospace manufacturer significantly curtailing its production of one of its primary planes, which has adversely affected much of the sector. We believe this slowdown is likely to continue through at least the third quarter of this year. However, we are excited about the many aerospace development projects we have in place and our competitive position with respect to the large customers in this industry. As a result, when production resumes, at or close to previous levels, we believe that we are well positioned to take advantage of this turnaround. Additionally, we believe that a large Florida Pneumatic retail customer is currently in the process of re-balancing its inventory. As such, its purchases have been less than those in the prior year. We expect the re-balancing to end in the second half of 2019 and, as such, we believe the second half of 2019 shipments to this customer should improve, compared to the first half of this year. On a lighter note, OEM revenue at our Hy-Tech subsidiary, which includes its Engineered Solutions initiative, had a 39.5% increase this quarter, compared to the same three-month period a year ago. We believe growth in this product offering should continue.”

Mr. Horowitz concluded his remarks by adding, “We remain focused on being a key provider and developer of power hand tools and accessories. We plan to continue to develop improved pneumatic tools and accessories, expand our Engineered Solutions initiative, as well as to pursue new business opportunities and new markets both in the United States and Europe. Lastly, we will continue our pursuit of complementary businesses to add to our product offerings to our customers.”

In a separate announcement released today, the Company announced the declaration of a quarterly $0.05 per common share cash dividend.

Results of Operations

Based on negotiations with our overseas suppliers and The Home depot, which is our largest customer that was affected by the added tariffs imposed since July 2018, we have been able to avoid much of the impact of such tariffs. There is no guarantee that we will be able to avoid some or all of any new or additional tariffs. Should we be unable to avoid such additional costs, our gross margin on these products likely would be severely impacted. This could cause us to terminate or alter certain customer/supplier relationships.

Additionally, we believe that over time, several newer technologies and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. However, due to our ongoing innovation efforts in traditional pneumatic technology, we believe we can not only mitigate the negative effects but take market share from larger competitors. Further, we continue to perform a cost-benefit analysis of developing or incorporating more advanced technologies in our tool platforms.

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Lastly, Boeing has reduced production on a major product line. Should Boeing shut down the line completely, it would have a material impact on the financial results of Florida Pneumatic.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have, a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

We believe that our relationships with our key customers and suppliers remain satisfactory.

The tables below provide an analysis of our net revenue for the three and six-month periods ended June 30, 2019 and 2018:

	Three months ended June 30,
			Increase (decrease)
	2019	2018	$	%
Florida Pneumatic	$10,786,000	$12,470,000	$(1,684,000)	(13.5)%
Hy-Tech	4,012,000	3,718,000	294,000	7.9

Consolidated	$14,798,000	$16,188,000	$(1,390,000)	(8.6)%

	Six months ended June 30,
			Increase (decrease)
	2019	2018	$	%

Florida Pneumatic	$21,226,000	$24,734,000	$(3,508,000)	(14.2)%
Hy-Tech	7,894,000	7,196,000	698,000	9.7

Consolidated	$29,120,000	$31,930,000	$(2,810,000)	(8.8)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Industrial/catalog and Aerospace. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2019		2018		Decrease
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail	$3,427,000	31.8%	$4,215,000	33.8%	$(788,000)	(18.7)%
Automotive	3,759,000	34.8	3,774,000	30.3	(15,000)	(0.4)
Industrial/catalog	1,223,000	11.3	1,291,000	10.3	(68,000)	(5.3)
Aerospace	2,231,000	20.7	3,016,000	24.2	(785,000)	(26.0)
Other	146,000	1.4	174,000	1.4	(28,000)	(16.1)
Total	$10,786,000	100.0%	$12,470,000	100.0%	$(1,684,000)	(13.5)%

	Six months ended June 30,
	2019		2018		Decrease
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail	$6,139,000	28.9%	$8,305,000	33.6%	$(2,166,000)	(26.1)%
Automotive	7,624,000	35.9	7,710,000	31.2	(86,000)	(1.1)
Industrial/catalog	2,547,000	12.0	2,655,000	10.7	(108,000)	(4.1)
Aerospace	4,591,000	21.6	5,686,000	23.0	(1,095,000)	(19.3)
Other	325,000	1.6	378,000	1.5	(53,000)	(14.0)
Total	$21,226,000	100.0%	$24,734,000	100.0%	$(3,508,000)	(14.2)%

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Florida Pneumatic

Retail revenue declined this quarter, compared to the same three-month period in 2018, due primarily to reduced shipments to The Home Depot, which we believe was due to The Home Depot being in an over-stocked position through the latter part of the second quarter of 2019. Shipments to Stanley Black & Decker, which acquired the Craftsman® brand in 2018, declined $173,000, when comparing the second quarter of 2019 to the same period a year ago. We believe it is likely that shipments to Stanley Black and Decker will end shortly. Lower Aerospace revenue this quarter compared to the same period in 2018 was due primarily to lower shipments to Boeing related to its recent production slowdown. Florida Pneumatic’s three-month 2019 revenue of its Automotive, Industrial/catalog and Other sectors were down slightly, when compared to the same three-month period in 2018.

The most significant component to the decline in Florida Pneumatic’s six-month revenue, compared to the same period in the prior year was lower sales to The Home Depot. We believe this reduction in revenue was due to The Home Depot being in an overstocked position at the end of 2018. Six-month sales to Stanley Black & Decker, which acquired the Craftsman® brand in 2018, declined approximately $368,000, when compared to the same period a year ago. The decline in year-to-date Aerospace revenue, compared to the same six-month period that ended June 30, 2018, was due to shipments to a customer in the first quarter of 2018 not repeating in 2019 and lower sales to Boeing related to its recent production slowdown. Automotive revenue is down slightly, due to our decision to curtail lower margin promotional sales. Lastly, the 4.1% decline in Industrial/catalog revenue was due to a general slowdown in the manufacturing sector.

Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, OZAT and a small portion of ATSCO and are categorized as “ATP” for reporting purposes. “Engineered Solutions” and the balance of ATSCO revenue is included in the OEM category in the tables below. NUMATX, Thaxton and other peripheral product lines, such as general machining and gears, are reported as “Other” below:

	Three months ended June 30,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$1,912,000	47.7%	$2,077,000	55.9%	$(165,000)	(7.9)%
OEM	1,754,000	43.7	1,257,000	33.8	497,000	39.5
Other	346,000	8.6	384,000	10.3	(38,000)	(9.9)
Total	$4,012,000	100.0%	$3,718,000	100.0%	$294,000	7.9%

	Six months ended June 30,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,784,000	47.9%	$3,978,000	55.3%	$(194,000)	(4.9)%
OEM	3,344,000	42.4	2,379,000	33.1	965,000	40.6%
Other	766,000	9.7	839,000	11.6	(73,000)	(8.7)
Total	$7,894,000	100.0%	$7,196,000	100.0%	$698,000	9.7%

The 39.5% net increase in Hy-Tech’s OEM revenue was driven primarily by Hy-Tech’s Engineered Solutions products offering, which is designed to exploit Hy-Tech’s expertise in engineering and manufacturing and enable them to pursue alternate, non-traditional markets and develop different applications for its tools, motors and related accessories. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. The decline in ATP revenue was driven primarily by a decline in lower margin ATSCO revenue, partially offset by improved ATP tools sales. NUMATX, which accounts for approximately 25% of Other revenue, helped to offset declines in the remaining product offerings within this category.

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Hy-Tech’s Engineered Solutions initiative is the major contributor to its improved, year-over-year OEM revenue. The decline in ATP revenue was driven by a reduction in shipments to a lower margin customer, partially offset by an increase in sales of its ATP parts and tools. Hy-Tech’s Other revenue declined 8.7%, when comparing the six-month periods ended June 30, 2019 and 2018, driven primarily by a reduction in lower margin general machining.

Gross profit / margin

	Three months ended June 30,		Increase (decrease)
	2019		Amount		%
Florida Pneumatic	$4,185,000	$4,538,000	$(353,000)		(7.8)%
As percent of respective revenue	38.8%	36.4%	2.4	% pts
Hy-Tech	$1,323,000	$1,333,000	$(10,000)		(0.8)
As percent of respective revenue	33.0%	35.9%	(2.9	)% pts
Total	$5,508,000	$5,871,000	$(363,000)		(6.2)%
As percent of respective revenue	37.2%	36.3%	0.9	% pts

	Six months ended June 30,		Increase (decrease)
	2019		Amount		%
Florida Pneumatic	$8,192,000	$8,715,000	$(523,000)		(6.0)%
As percent of respective revenue	38.6%	35.2%	3.4	% pts
Hy-Tech	$2,597,000	$2,585,000	$12,000		0.5
As percent of respective revenue	32.9%	35.9%	(3.0	)% pts
Total	$10,789,000	$11,300,000	$(511,000)		(4.5)%
As percent of respective revenue	37.1%	35.4%	1.7	% pts

Similar to Florida Pneumatic’s first quarter gross margin, the improvement in its second quarter gross margin, compared to the same period in the prior year, was driven by its decision to greatly reduce AIRCAT promotional programs in 2019 that were offered during much of 2018. This decision helped improve AIRCAT margins nearly 7 percentage points. Margins also improved on both its Industrial and Aerospace products offerings. Gross margin generated by sales to The Home Depot were lower during the three-month period ended June 30, 2019, compared to the same period in 2018, due primarily to the previously agreed upon two percent price reduction and, to a lesser degree, product mix.

The improved gross margin at Florida Pneumatic for the six-month period ended June 30, 2019, compared to the same period a year ago is due primarily to its decision to greatly reduce AIRCAT promotional programs in 2019 that were offered during much of 2018. Additionally, various price increases, and product mix were contributing factors in stronger gross margin on Florida Pneumatic’s year-to-date sales of its on Aerospace and Industrial product lines. Lower gross margins on The Home Depot shipments partially offset the above improvements. When comparing the second quarter of 2019 to the same period in the prior year, Hy-Tech’s gross margin declined due primarily to product mix, and a slight increase to obsolete and slow-moving inventory charges this quarter, compared to the same period a year ago.

The 3.0 percentage point decline in Hy-Tech’s six-month gross margin stated in the table above, was due to a number of factors: (i) unusually high costs incurred during the three-month period ended March 31, 2019, in areas such as repairs and maintenance and sample costs; (ii) under absorption of manufacturing overhead, mostly in the first quarter of 2019, in turn primarily due to a complete enterprise-wide, information technologies system conversion occurring during the first quarter of 2019 which caused the facility to halt production for approximately three days, (iii) a slight increase to obsolete and slow-moving inventory charges in the second quarter of 2019, compared to the same period a year ago, and (iv) product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2019, our SG&A was $5,453,000, compared to $5,355,000 for the same three-month period in 2018. Significant components to the net change include: (i) an increase in compensation expenses of $71,000, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) an increase in variable expenses, which includes such expenses as, commissions, freight out, advertising and promotion expenses and travel and entertainment of $62,000; and (iii) a reduction in our stock-based compensation of $27,000.

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Our SG&A for the six-month period ended June 30, 2019 was $10,722,000, compared to $10,630,000 for the same period in 2018. Significant components to the net change include: (i) an increase in compensation expenses of $105,000, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) an increase in variable expenses of $62,000, and (iii) reductions in Bank fees and expenses and general insurance of $34,000 and $18,000, respectively.

Gain on sale of property and equipment

Effective June 18, 2019, we completed the sale of real property located in Jupiter, the facility where Florida Pneumatic conducts its principal operations (the “Jupiter Facility”). The Jupiter Facility was purchased by an unrelated third party, for a final purchase price of $9.2 million. After broker fees and other expenses relating to the sale, the Company received approximately $8.7 million. The Jupiter Facility had at the time of sale a net book value of approximately $932,000. As the result of the sale of the Jupiter Facility, we recognized a gain of approximately $7.8 million

Other expense

Other expense of $28,000 and $57,000, respectively, for the three and six-month periods ended June 30, 2018, represents the adjustment of the fair value of the contingent consideration obligation to the Jiffy Seller.

Interest

	Three months ended June 30,		Increase (decrease)
	2019	2018	Amount	%
Interest expense attributable to:
Short-term borrowings	$63,000	$24,000	$39,000	162.5%
Term loans, including Capex Term Loans	4,000	4,000	—	—
Amortization expense of debt issue costs	1,000	27,000	(26,000)	(96.3)

Total	$68,000	$55,000	$13,000	23.6%

	Six months ended June 30,		Increase (decrease)
	2019	2018	Amount	%
Interest expense attributable to:
Short-term borrowings	$105,000	$37,000	$68,000	183.8%
Term loans, including Capex Term Loans	9,000	5,000	4,000	80.0
Amortization expense of debt issue costs	17,000	50,000	(33,000)	(66.0)

Total	$131,000	$92,000	$39,000	42.4%

The increase in short-term loan borrowings interest during the second quarter of 2019, compared to the same period in 2018, was driven primarily by greater borrowings against our Revolver, compared to the prior year. Our average balance of short-term borrowings during the three and six-month periods ended June 30, 2019 was $6,083,000 and $5,085,000, respectively, compared to $2,571,000 and $2,211,000, respectively, during the same three and six-month periods in 2018. Debt issue costs incurred in connection with the Amendment No. 5, which are being amortized through February 2024, were lower than the costs associated with the previous amendments.

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Income taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rate for the three and six-month periods ended June 30, 2019 were 27.1% and 27.0%, compared to the effective tax rates of 29.6% and 29.0%, respectively, for the three and six-month periods ended June 30, 2018. The Company’s effective tax rates for both periods were affected primarily by state taxes, and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	June 30, 2019	December 31, 2018
Working Capital	$25,272,000	$22,323,000
Current Ratio	3.78 to 1	3.26 to 1
Shareholders’ Equity	$47,494,000	$45,535,000

Credit facility

Our Credit Facility will be discussed in our quarterly report filed on Form 10-Q for the three-month period ended June 30, 2019.

Cash flows

During the six-month period ended June 30, 2019, our net cash increased to $1,672,000 from $999,000 at December 31, 2018. Our total Bank debt at June 30, 2019 was $181,000 compared to $2,555,000 at December 31, 2018. The total debt to total book capitalization (total debt divided by total debt plus equity); at June 30, 2019 was 0.4% compared to 5.3% at December 31, 2018.

On June 18, 2019, Florida Pneumatic completed the sale of real property located in Jupiter, Florida in which it conducts its principal operations (the “Jupiter Facility”). The Jupiter Facility was purchased by Jupiter Warehouse Holdings LLC, an unrelated third party, for a final purchase price of $9.2 million. After broker fees and other expenses relating to the sale, we received approximately $8.7 million.

As a condition to our Bank approving the above-mentioned sale and releasing the lien on the Jupiter Facility, we were required to apply the major portion of the net proceeds from the sale to pay off the Term Loan of $100,000, the Capex Loan of approximately $313,000, and the Revolver Loan, which on the date of the closing had a balance of approximately $7.4 million. This transaction did not affect our ability to continue to borrow funds under both the Capex Loan and the Revolver Loan under the terms of the Loan Agreement.

Additionally, effective as of the Closing Date, Florida Pneumatic, entered into a lease with respect to an approximately 42,000 square foot portion of the Jupiter Facility. The lease is for a term of five years, with either party able to terminate after four years. The initial monthly base rent under the lease is $32,345 with annual escalations of three percent. Florida Pneumatic is also responsible for certain other payments of additional rent as set forth in the lease, including certain taxes, assessments and operating expenses.

In February and May 2019, our Board of Directors declared quarterly cash dividends of $0.05 per share of our common stock, which were paid in March 2019 and May 2019, respectively. The total dividends paid through June 30, 2019 were $317,000. We intend to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.

On September 12, 2018, our Board of Directors authorized us to repurchase up to 100,000 shares of our Common Stock (the “2018 Repurchase Program”) from time-to-time over a one-year period ending September 2019. Since the inception of the 2018 Repurchase Program through June 30, 2019, we repurchased 93,897 shares of our Common Stock at an aggregate cost of approximately $769,000. During the three-month period ended June 30, 2019, we repurchased 31,992 shares of our Common Stock at an aggregate cost of approximately $266,000. In July 2019, we repurchased 6,103 shares of our Common Stock at an aggregate cost of approximately $50,000, thus completing the 2018 Repurchase Program.

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During the six-month period ended June 30, 2019, we used $920,000 for capital expenditures, compared to $1,224,000 during the same period in the prior year.  Capital expenditures for the balance of 2019 are expected to be approximately $1,000,000, some of which may be financed through our credit facilities with Capital One or financed through independent third-party financial institutions. The remaining 2019 capital expenditures will likely be for machinery and equipment, tooling, relocation costs and computer hardware and software.

 Customer concentration

At June 30, 2019 and December 31, 2018, accounts receivable from The Home Depot was 33.2% and 32.6%, respectively, of our total accounts receivable. Additionally, revenue from The Home Depot during the three and six-month periods ended June 30, 2019 and 2018 were 23.0% and 20.3%, and 24.8% and 24.2%, respectively, of our total revenue. There were no other customers that accounted for more than 10% of our consolidated revenue and accounts receivable during the three or six-month periods ended June 30, 2019 or 2018.

We believe the loss of The Home Depot would negatively impact our financial condition but would not affect our ability to remain a going concern.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for August 8, 2019, at 11:00 A.M., Eastern Time, to discuss its second quarter of 2019 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 800-353-6461. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 9, 2019.

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FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2019 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
Assets
Cash	$1,672	$999
Accounts receivable - net	9,583	9,574
Inventories	21,746	20,496
Prepaid expenses and other current assets	1,369	1,137

Total current assets	34,370	32,206

Net property and equipment	8,973	9,775
Goodwill	4,436	4,436
Other intangible assets - net	7,455	7,800
Deferred income taxes - net	265	628
Other assets – net	2,922	741
Total assets	$58,421	$55,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$181	$2,096
Accounts payable	2,902	2,755
Accrued compensation and benefits	1,296	2,336
Accrued other liabilities	3,048	1,243
Current maturities of long-term debt	---	453
Other current liabilities	1,671	1,000

Total current liabilities	9,098	9,883

Other liabilities	1,829	168

Total liabilities	10,927	10,051

Total shareholders' equity	47,494	45,535

Total liabilities and shareholders' equity	$58,421	$55,586

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2019	2018	2019	2018

Net revenue	$14,798	$16,188	$29,120	$31,930
Cost of sales	9,290	10,317	18,331	20,630
Gross profit	5,508	5,871	10,789	11,300
Selling, general and administrative expenses	5,453	5,355	10,722	10,630
Operating income	55	516	67	670
Other expense	---	28	---	57
Gain on sale of property and equipment	7,817	---	7,817	---
Interest expense	68	55	131	92
Income before income taxes	7,804	433	7,753	521
Income tax expense	2,116	128	2,091	151
Net income	$5,688	$305	$5,662	$370

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS PER SHARE (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Basic earnings per share	$1.74	$0.08	$1.73	$0.10
Diluted earnings per share	$1.71	$0.08	$1.70	$0.10

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2019	2018	2019	2018
Net income	$5,688	$305	$5,662	$370
Add:
Depreciation and amortization	557	505	1,118	1,019
Interest expense	68	55	131	92
Income tax expense	2,116	128	2,091	151

EBITDA (1)	$8,429	$993	$9,002	$1,632

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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